SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2009

Sunrise Telecom Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-30757	77-0291197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 Enzo Drive, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 363-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 12, 2009, Sunrise Telecom Incorporated and its wholly-owned subsidiary Sunrise Telecom Broadband, Inc. (collectively, “Borrowers”) and Silicon Valley Bank (“Bank”) entered into Amendment No. 4 and Limited Waiver to Loan and Security Agreement (“Amendment No. 4”), which amends that certain Loan and Security Agreement by and among Borrowers and Bank dated August 13, 2007, as amended December 28, 2007, August 12, 2008 and December 12, 2008 (“Loan Agreement”).

Amendment No. 4 waives Borrowers’ default under Section 6.7(b) of the Loan Agreement for non-compliance with respect to a tangible net worth covenant as of March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008. Pursuant to the terms of the Loan Agreement, Borrowers were required to maintain tangible net worth of at least $50 million for the quarters ended March 31, 2008 and June 30, 2008 and tangible net worth of at least $44 million for the quarters ended September 30, 2008 and December 31, 2008.

Amendment No. 4 also reduces the line of credit from $10 million to $6 million and changes the financial covenants from covenants based on quick ratio and tangible net worth to covenants based on a liquidity ratio and minimum quarterly EBITDA. Under Amendment No. 4, Borrowers must maintain at the end of each month a ratio of unrestricted cash and cash equivalents maintained at Bank and Bank’s affiliates plus eligible accounts to Borrowers’ obligations of at least 1.50 to 1.00. In addition, Borrowers must maintain at all times at the end of each fiscal quarter a minimum EBITDA of at least the following:

Quarter Ending	Minimum EBITDA
June 30, 2009	($1,200,000)
September 30, 2009	($300,000)
December 31, 2009	$350,000
March 31, 2010	$350,000

The maturity date under the Loan Agreement is June 12, 2010. A copy of Amendment No. 4 is attached as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Amendment No. 4 and Limited Waiver to Loan and Security Agreement by and among Silicon Valley Bank, Sunrise Telecom Incorporated and Sunrise Telecom Broadband, Inc., dated June 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE TELECOM INCORPORATED
(Registrant)

Date: June 12, 2009	By:	/s/ RICHARD D. KENT
Richard D. Kent
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Amendment No. 4 and Limited Waiver to Loan and Security Agreement by and among Silicon Valley Bank, Sunrise Telecom Incorporated and Sunrise Telecom Broadband, Inc., dated June 12, 2009